Exhibit 1.2

REGULATIONS OF THE BOARD OF DIRECTORS

OF

CANON INC.

Article 1 (Responsibilities of Directors)

Directors who are constituent members of the Board of Directors of the Company must have integrity and a high sense of morality, and must faithfully perform their duties for the Company, abiding by the laws and ordinances and conforming with the Articles of Incorporation as well as the resolutions of the general meeting of shareholders of the Company. Directors must also strive to maximize the corporate value of the Company from the perspective of group management and may under no circumstances impair the interests of the Company by looking after their own interests or the interests of any third party.

Article 2 (Purpose of these Regulations)

These Regulations shall govern the procedures for convening a meeting of the Board of Directors of the Company and the method of adopting resolutions, etc. unless otherwise provided for by laws and ordinances or the Articles of Incorporation.

Article 3 (Composition)

(1) The Board of Directors shall comprise all of the Directors.

(2) The Corporate Auditors of the Company must attend meetings of the Board of Directors and express their opinions when they deem it necessary.

Article 4 (Duties)

The Board of Directors shall make decisions on the execution of important operations of the Company and shall supervise the execution of duties by the Directors.

Article 5 (Schedule of meetings)

A meeting of the Board of Directors shall be held on the date and at the time separately fixed in advance but may be held extraordinarily, if necessary. Reporting to the Board of Directors by the Directors on the state of their execution of duties shall be made as provided in Article 13.

Article 6 (Place and method of holding meetings)

(1) A meeting of the Board of Directors shall be held, in principle, at the Head Office of the Company, provided, however, that it may be held at any other place, if the person having the power to convene the meeting deems it necessary to do so.

(2) A meeting of the Board of Directors may be held using a video conference system or any other method at the discretion of the person having the power to convene the meeting.

Article 7 (Person having the power to convene meetings)

(1) A person having the power to convene meetings of the Board of Directors shall be as provided in “Appendix I: Person having the power to convene meetings and Chairman.”

(2) Any Director of the Company may request that a meeting of the Board of Directors be convened by presenting the subject of such meeting to the person having the power to convene meetings.

(3) Any Corporate Auditor of the Company may request the person having the power to convene meetings to convene a meeting of the Board of Directors, if he/she deems it necessary in the cases provided in laws and ordinances.

Article 8 (Convening procedure)

(1) A notice of convening a meeting of the Board of Directors shall be dispatched to each Director and each Corporate Auditor of the Company not later than three (3) days before the date of the meeting; provided, however, this period may be shortened in case of urgent necessity.

(2) A meeting of the Board of Directors may be held without going through the procedure under the preceding paragraph, with the consent of all the Directors and the Corporate Auditors of the Company.

Article 9 (Chairmanship)

Meetings of the Board of Directors shall be chaired as provided in “Appendix I: Person having the power to convene meetings and Chairman.”

Article 10 (Resolutions)

(1) Resolutions of the Board of Directors shall be adopted by a majority of the votes of the Directors present at a meeting at which a majority by number of the Directors entitled to vote are present.

(2) Directors having a special interest in any resolution under the preceding paragraph shall not participate in the voting on that resolution.

(3) Notwithstanding the provision of Article 10 (1) above, a resolution of the Board of Directors shall be deemed to have been adopted if all the Directors have declared their intention to agree to the matters which are the subjects of resolutions of the Board of Directors in writing or by electromagnetic record, unless the Corporate Auditors of the Company have raised an objection.

Article 11 (Presence of persons other than Directors and Corporate Auditors)

If the Board of Directors deems it necessary, persons other than the Directors and the Corporate Auditors of the Company may be required to attend a meeting of the Board of Directors to give their opinion or explanation.

Article 12 (Matters for resolution)

(1) The Board of Directors shall appoint a Representative Director(s) from among Directors by its resolution.

(2) When the Board of Directors appoints two or more Representative Directors, it may appoint one of such Director with the under-mentioned title and the allocation of roles among them.

Chief Executive Officer (CEO)	Determines the corporate strategy and business policy of the Company and oversees the execution of its operations as Chief Executive Officer of the Company;

Chief Operating Officer (COO)	Directs the execution of the operations of the Company as Chief Operating Officer of the Company in accordance with the corporate strategy and business policy set by the CEO;

Chief Financial Officer (CFO)	Oversees financial matters of the Company such as budget, accounting and cash flow control as Chief Financial Officer of the Company;

Chief Technical Officer (CTO)	Oversees technical matters of the Company such as research and development as Chief Technical Officer of the Company.

(3) In addition to the matters specified in the preceding two paragraphs, the Board of Directors shall adopt a resolution on matters listed in “Appendix II: Matters for resolution” as the supreme decision-making body on the execution of the operations of the Company.

Article 13 (Matters to be Reported to the Board of Directors)

(1) A Representative Director(s) and other Directors who have executed the operations must report the matters listed in “Appendix III: Matters to be Reported” in relation to the state of their execution of duties, at least once every 3 months.

(2) A Director who has conducted competing transactions, transactions between the Company and the Director himself/herself, or transactions which may cause a conflict of interest between the Company and the Director himself/herself must report on the key facts about such transactions without delay subsequent to conducting such transactions.

(3) In addition to the matters provided in the preceding two paragraphs, a Director must report to the Board of Directors such matters that the Board of Directors or Chairman considers it necessary to report.

Article 14 (Minutes)

With regard to the proceedings of a meeting of the Board of Directors, an outline and the results thereof, and other matters provided by laws and ordinances shall be recorded in minutes and such minutes, affixed with the names and seals of the Directors and the Corporate Auditors of the Company present, shall be kept on file at the Company’s head office for 10 years from the date of the meeting of the Board of Directors.

Supplementary Provisions

These regulations shall become effective as from March 30, 1993.

  (Partly amended on April 15, 1998)

  (Partly amended on April 1, 1999)

  (Partly amended on October 29, 2001)

  (Partly amended on March 28, 2003)

  (Partly amended on March 31, 2004)

  (Partly amended on June 27, 2006)

  (Partly amended on March 29, 2007)

  (Partly amended on January 30, 2008)

  (Amended on February 13, 2014)

Appendix I: Person having the power to convene meetings and Chairman

The roles of the person having power to convene meetings of the Board of Directors and the Chairman of the Board shall be performed by the under-mentioned Director of the first priority at the time a meeting of the Board of Directors is convened or held; in the event that he/she is unable to act, Directors of the second or lower priority shall perform the role in the following order of priority.

The First Priority:	Chief Executive Officer (CEO)

The Second Priority:	Chief Operating Officer (COO)

The Third Priority:	Chief Financial Officer (CFO)

The Fourth Priority:	Chief Technical Officer (CTO)

Appendix II: Matters for Resolution

Category	Item
1. Matters relating to general meeting of shareholders and shares:	(1) Convening of a general meeting of shareholders and decision on matters relating to the convening of the meeting.
(2) Details of propositions to be submitted to a general meeting of shareholders.
(3) Approval of non-consolidated financial statements, business reports and their accompanying detailed statements.
(4) Approval of provisional financial statements.
(5) Approval of consolidated financial statements.
(6) Decision on matters related to interim dividends.
(7) Decision on subscription requirements related to issuance of shares, etc.
(8) Division of shares and increase of the total number of shares issuable in connection with such division.
(9) Acquisition of own shares by the Company.
(10) Retirement of own shares by the Company.
(11) Decrease of the number of shares constituting one unit of shares or abolition of the provision concerning the unit of shares.
(12) Decision on subscription requirements related to issuance of share acquisition rights.
(13) Retirement of share acquisition rights.
(14) Designation of the record date.
(15) Appointment of manager of the register of shareholders and selection of the business handling place.
(16) Establishment, amendment or repeal of rules for handling shares.

2. Matters relating to Directors and Corporate Auditors:	(1) Appointment and removal of Representative Directors.
(2) Appointment and removal of Directors with specific titles.
(3) Appointment and removal of CEO, COO, CFO and CTO.
(4) Approval of Directors’ competing transactions.
(5) Approval of transactions between the Company and Directors, and approval of transactions which may cause a conflict of interest between the Company and Directors.
(6) Exemption of responsibility of Directors and Corporate Auditors for the Company.

3. Matters relating to Executive Officers:	(1) Appointment and removal of Executive Officers.
(2) Establishment, amendment and repeal of regulations regarding Executive Officers.

4. Matters relating to organization:	Establishment,alteration and abolition of important organizations.

Category	Item
5. Matters relating to personnel affairs:	(1) Decision on important personnel allocation within the Company.
(2) Decision on important policies or measures related to personal affairs.

6. Matters relating to assets or financial affairs:	Disposition, acquisition through assignment and leasing and renting of important property.

7. Matters relating to indebtedness:	(1) Borrowing of a large amount of money and guarantee of obligations.
(2) Issuance of bonds for subscription and bonds with share acquisition rights.

8. Basic matters of management:	(1) Determination of important policies or measures related to the internal control system.

(2)    Decision on and revision of annual sales budget and profit plan.

*       Only when there is a special reason that prevents the Board of Directors from adopting a resolution prior to making a public announcement (occurrence of a disaster, etc.), decision or revision may be made by the President and a retroactive report may be made to the Board of Directors.

(3) Decision on important policies or measures related to development, production and sales.

9. Matters relating to group management:	(1) Establishment and dissolution of an important subsidiary.
(2) Important matters relating to group management operated by an important subsidiary.

10. Others:	(1) Establishment, amendment and repeal of regulations of the Board of Directors.
(2) Other important matters relating to execution of business.
(3) Matters on which the Board of Directors has been authorized by a general meeting of shareholders to make a decision.
(4) In addition to the matters listed above, the matters provided for in laws and ordinances or the Articles of Incorporation.

Appendix III: Matters to be Reported

(1) Details of management plan.

(2) Outline of business activities.

(3) Statement of accounts on a quarterly basis, Statement of accounts on a full-year basis.

(4) An important lawsuit or other cases of dispute, criminal or administrative procedures.

(5) Other important matters related to execution of business.